Exhibit 99.1

American Rebel Holdings, Inc. Announces Pricing of $10.5 Million Public Offering and Nasdaq Listing

NASHVILLE, TN / GLOBENEWSWIRE / February 4, 2022 / American Rebel Holdings, Inc., (NASDAQ:AREB)(NASDAQ:AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”), a designer and marketer of branded safes and personal security, and self-defense products, announced today the pricing of its underwritten public offering of 2,530,121 units (the “Common Units”), at a price to the public of $4.15 per Common Unit, for aggregate gross proceeds of approximately $10.5 million, prior to deducting underwriting discounts, commissions, and other estimated offering expenses. Each Common Unit consists of one share of common stock, par value $0.001 per share (the “Common Stock”), and one warrant to purchase one share of Common Stock (each a “Warrant” and collectively the “Warrants”). The Common Stock and Warrants are immediately separable from the Common Units and will be issued and traded separately. The Warrants are exercisable immediately, expire five years from the date of issuance and will have an exercise price of $5.1875 per share.

The Company intends to use the net proceeds from this offering to repay various outstanding indebtedness and for general corporate purposes, including working capital, increased research and development expenditures and funding its growth strategies.

The Common Shares and Warrants have been approved to list on the Nasdaq Capital Market under the symbols “AREB” and “AREBW,” respectively, and are expected to begin trading on February 7, 2022. Prior to the Nasdaq listing, the Company’s Common Shares were listed on the OTCQB tier of the OTC Market Group, Inc. under the symbol “AREB.”

In connection with this offering, the Company will effectuate a reverse split of its issued and outstanding Common Shares at a ratio of 1-for-80. The reverse stock split is expected to be effective as of the open of trading on February 7, 2022. The share numbers and pricing information in this release are adjusted to reflect the reverse stock split.

In addition, the Company has granted the underwriters a 45-day option to purchase up to an additional 379,518 Common Shares and/or Warrants to purchase 379,518 Common Shares, or any combination thereof, to cover over-allotments, if any.

EF Hutton, division of Benchmark Investments, LLC, is acting as sole book-running manager for the offering. The offering is expected to close on February 9, 2022, subject to customary closing conditions.

A registration statement on Form S-1 (File No. 333-260646) relating to these securities has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on February 4, 2022. The offering is being made only by means of a written prospectus that will be filed with the SEC. A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, when available, may be obtained from EF Hutton, division of Benchmark Investments, LLC, at 590 Madison Avenue, 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002. Investors may also obtain these documents at no cost by visiting the SEC’s website at https://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About American Rebel Holdings, Inc.

American Rebel operates primarily as a designer and marketer of branded safes and personal security and self-defense products. The Company also designs and produces branded apparel and accessories. To learn more, visit www.americanrebel.com. For investor information, visit www.americanrebel.com/investor-relations.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc., (NASDAQ:AREB)(NASDAQ:AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include our current reliance on a sole manufacturer and supplier for the production of our safes, our manufacturing partner’s ability to meet production demands, our ability to expand our sales organization to address existing and new markets that we intend to target, our ability to effectively compete in a competitive industry, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2020. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

Charles A. Ross, Jr.
CEO
American Rebel Holdings, Inc.
info@americanrebel.com

SOURCE: American Rebel Holdings, Inc.